Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 22, 2016

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 19, 2016 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following three Class 2 directors were elected to serve for three year terms and until their successors are elected and qualified:  Thomas E. Freeman, Alletta M. Schadler, and Rudolph J. van der Hiel.  These three Class 2 directors will serve until the April 2019 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Randall E. Black, R. Lowell Coolidge, Rinaldo A. DePaola, Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, and R. Joseph Landy.

Additionally, shareholders voted (1) to ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2016, and (2) to approve the Citizens Financial Services, Inc. 2016 Equity Incentive Plan.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens Community Bank, presented the Company's 2015 financial performance.  Financial highlights included a five-year history on the efficiency ratio (for First Citizens Community Bank), return on equity, return on assets, cash dividends paid, and total return performance.  The Company's performance was strong compared to peer institutions.

Mr. Black spoke about (1) the acquisition of The First National Bank of Fredericksburg, (2) the hiring of an agricultural team along with the opening of a de novo branch in Winfield, PA, (3) the opening of a full service branch in Mill Hall, PA, (4) industry recognition, (5) projects slated for 2016, and (7) employee recognition.